Exhibit 99.1

TPI to Form Strategic Alliance with Buchang Pharma

Tianyin Pharmaceutical Co., Inc. (NYSE MKT: TPI), a pharmaceutical company that specializes in patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) today announced that TPI and Buchang Pharmaceutical Co., Ltd. ("Buchang Pharma",http://www.bloomberg.com/profiles/companies/SHPHRZ:CH-shandong-buchang-pharmaceuticals-co-ltd) plan to establish Tianyin-Buchang Strategic Alliance (the "Alliance") to synergize and accelerate the growth of the Company, boosting TPI's mTCM franchise focusing on its cardiovascular revenue driver Gingko Mihuan (GMOL).

1.	The Alliance platform will be established based upon TPI's newly completed and GMP-certified Qionglai Tianyin Facility (QLF) with the latest technologies and expanded production capacities in mTCM pre-extraction, purification and formulation manufacturing.
2.	The Alliance will integrate TPI's portfolio drugs especially core product portfolio with the possibility of integrating additional products beyond the current indication categories of cardiovascular, viral infection and immunology.
3.	The Alliance will be established in the form of a joint venture, with a total registered capital RMB 200 million (approximately $33 million), of which TPI's wholly owned subsidiary Chengdu Tianyin Pharmaceutical will own 95%, with the plant, machinery and technology of its QLF and its portfolio drugs collectively valuated at approximately RMB 190 million comprising its capital contribution, and Buchang Pharma will own 5% with a cash contribution of RMB 10 million.
4.	The Alliance will synergize the current TPI's sales force with the Buchang Pharma's network resources (>15,000 hospitals nationwide) to achieve significant improvement on the sales expansion of TPI's product portfolio focusing on TPI's lead revenue driver GMOL.
5.	Based on the nature of JCM's antibiotic business specializing on API manufacturing and sales, TPI's Jiangchuan macrolide facility (JCM), a wholly owned subsidiary of Chengdu Tianyin, currently valued at $18 million, along with other assets under TPI, will not be included in the Alliance.

"We are excited to establish the Alliance with Buchang Pharma, one of China's most elite pharmaceutical companies with over $1.4 billion annual sales," TPI's Chairman and CEO Dr. Guoqing Jiang commented. "The estimated annual growth rate for GMOL is projected at 30% annually, with a possibility to approach RMB 500 million or $80 million annual sales with the support of the Alliance."

King & Wood Mallesons participated as an advisor to the establishment of the Alliance.

About Buchang Pharma

Buchang Pharmaceutical Co., Ltd., headquartered in Xi'an, established in 1993, by Prof. Buchang Zhao (founder, net worth estimated at $1.1 billion in 2014, http://www.forbes.com/profile/zhao-buchang/), is a pre-IPO (Shanghai main board, Citic Securities, 2014) pharmaceutical enterprise focusing on research, development, manufacturing and distribution of medicines and health care products in China. Buchang Pharma is one of the leading pharmaceutical companies in China and specializes in cardio-cerebral vascular (CCV) drugs and mTCM research and development. Within its comprehensive portfolio of over 60 nationally reimbursed products, Buchang Pharma's Naoxintong Capsules, Yinxin Granules and Danhong Injection are three proprietary cardiovascular products that delivered$1.1 billion total annual sales in 2013. Listed in the prospectus of the Company, Buchang's cardiovascular franchise ranked No.1, making up 8.1% of the total of China's CCV market in 2012. The three lead cardiovascular drugs mentioned above delivered an accelerated growth curve with 2011, 2012, 2013 sales at $700 million, $900 million and $1.1 billion in total respectively.

Buchang Pharma has a well integrated healthcare industrial platform with ten pharmaceutical manufacturing facilities, ten business departments, two hospitals and one college. The main product, Buchang Naoxintong capsule (cardiovascular lead drug), has won the golden medal on the 42nd World Invention Exhibition in Brussels, Belgium and the first brand to customers in China's domestic medicine market and Yinxin Granule is a sole product of Chinese herb medicine to treat coronary heart disease and arrhythmia. Buchang Pharma exports internationally to Indonesia, Malaysia, Thailand, Russia, Vietnam, etc.

With more than 10,000 professional sales representatives covering 15,000 hospitals and 130,000 pharmacies, Buchang Pharma has established a comprehensive network in China's large healthcare industry. The annual sales of Buchang Pharma were RMB 3.6 billion (approximately $510 million) in 2008, RMB 5.2 billion (approximately $560 million) in 2009, RMB 6.5 billion (approximately $1 billion) in 2010 and RMB 8.6 billion (approximately $1.4 billion) in 2013, more than doubled within 5 years.

For additional information on Buchang Pharma in English, please click http://www.buchang.com/english/about.asp; or in Chinese, http://www.buchang.com.

About TPI

Headquartered at Chengdu, China, with Dr. Guoqing Jiang as Company's Chairman and CEO, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, mTCM, branded generics and API. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 10 are included in the essential drug list of China. For more information about TPI, please visit: http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please visit: http://www.tianyinpharma.com, or email: ir@tpi.asia

Tel: +86-28-8551-6696 (Chengdu, China)

Address:
Tianyin Pharmaceutical
23rd Floor, Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

SOURCE Tianyin Pharmaceutical Co., Inc.